Exhibit 10(viii)
PURCHASE AND SALE AGREEMENT
GOLIATH PROJECT – DUNN, McKENZIE, MOUNTRAIL
AND WILLIAMS COUNTIES, NORTH DAKOTA
This Purchase and Sale Agreement (“Agreement”), dated for identification as of October 7, 2005, is between Tahosa Holdings, LLC (“Tahosa”), 555 Seventeenth Street, Suite 710, Denver, Colorado 80202, Mélange International, LLC (“Mélange”), 475 Seventeenth Street, Suite 540, Denver, Colorado 80202, Evertson Energy Partners, LLC (“Evertson”), 4362 East Highway 30, Kimball, Nebraska, 69145, Rose Exploration, Inc. (“Rose”), 518 Seventeenth Street, Suite 430, Denver, Colorado 80202, Empire Oil Company (“Empire”), 510 Second Street West, Williston, North Dakota 58801 and American Oil and Gas, Inc., (“AOGI”), 1050 Seventeenth Street, Suite 1850, Denver, Colorado 80202. Tahosa, Mélange, Evertson, Rose, and Empire are collectively referred to herein as “Tahosa et al”. Tahosa et al and AOGI are collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, Tahosa et al owns record title and beneficial interests in and to the Current Leasehold (as defined in Article 1.4, below); and
WHEREAS, Tahosa et al wishes to sell its right, title and interest in the Current Leasehold, subject to overriding royalty interests previously conveyed, to AOGI in accordance with the terms of this Agreement and subject to a 25% working interest (being the same 25% leasehold interest as is excluded in the definition of Current Leasehold, rather than an additional 25% interest) in the leasehold previously conveyed to Evertson;
NOW, THEREFORE, in consideration of One Hundred Dollars ($100.00), the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1.
DEFINITIONS
Whenever used in this Agreement, the following terms will have the below defined meaning:
1.1	Affiliate means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect a majority of its board of directors, provided that a partnership that is a Party and that is comprised solely of corporations that are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates. In addition, a member of a limited liability company shall be deemed an Affiliate of the limited liability company and any partner of a general partnership or a general partner of a limited partnership shall be deemed an Affiliate of the partnership.

1.2	Additional Leasehold means the oil and gas leases in which AOGI acquires a leasehold interest pursuant to Article 5, below.

1.3	Agreement means this Agreement, inclusive of all exhibits and attachments, as the same may be modified or amended from time to time. The Agreement shall replace and supersede all previous agreements and representations in their entirety. Notwithstanding the foregoing, that certain Confidentiality Agreement, dated July 7, 2005, by and between the Parties, shall remain in full force and effect.

1.4	Current Leasehold means all of the leasehold and net revenue interests (but not the overriding royalty interests) that are owned by Tahosa et al in the oil and gas leases described on Exhibit A attached hereto, but excluding an undivided 25% leasehold interest and corresponding net revenue interest owned by Evertson in such leases.

1.5	Effective Date means October 11, 2005.

1.6	Existing Burdens means all landowner royalties, overriding royalties and other burdens existing on the Effective Date and burdening the Current Leasehold, or existing prior to, or created as a condition to, a Party’s acquisition of Additional Leasehold.

1.7	Leasehold means the Current Leasehold and the Additional Leasehold.

1.8	Material Title Defect means a title defect which results in the leasehold interest, net revenue interest or net acres owned by Tahosa et al (before the exclusion of the 25% Evertson interest) being less than that shown on Exhibit A, but only if a reasonably prudent operator in the Rocky Mountain region would undertake to cure such title defect before commencing drilling operations on the leased land or lands pooled therewith.
Article 2.
PURCHASE AND SALE
2.1	Purchase and Sale. Tahosa et al shall sell and assign, and AOGI shall purchase and accept, the interest of Tahosa et al in and to the Current Leasehold on the terms and conditions set forth herein.
Article 3.
GOLIATH PROJECT
3.1	Current Leasehold. Tahosa et al represents that the Current Leasehold covers approximately 24,750 net acres. Specifically, Tahosa et al believes that the oil and gas leases described on Exhibit A cover approximately 33,000 net acres, although Tahosa will be assigning an undivided 25% interest in such leases to Evertson before Closing. The undivided 25% that will be assigned of record to Evertson before Closing is the 25%

that is excluded in the definition of Current Leasehold set forth in Article 1.4, above, so that the net acres covered by the Current Leasehold is 24,750 (75% of 33,000 net acres).

3.2	Pre-Closing Title Examination. Immediately following the execution of this Agreement, Tahosa et al will make available to AOGI, at AOGI’s office, all title information pertaining to the Current Leasehold. Tahosa et al does not warrant the accuracy or completeness of such information, but does represent that, to the best of its knowledge, (i) all rentals, royalties (including minimum advance royalties), shut-in payments, and other payments and obligations necessary to perpetuate the Current Leasehold have been timely and properly paid or satisfied to date and (ii) all oil and gas leases included in the Current Leasehold are in full force and effect. If AOGI and Tahosa et al unanimously agree before the closing that if a Current Leasehold has a Material Title Defect, then such Current Leasehold shall, to the extent affected by the Material Title Defect, be excluded from the assignment delivered to AOGI at closing and the stock consideration provided in Article 6.1 shall be proportionately reduced.

3.3	Net Revenue Interest. As to Current Leaseholds, Tahosa et al will assign overriding royalties to third parties between the Effective Date and Closing and, as to Additional Leaseholds, Tahosa et al will reserve overriding royalties in its assignments to AOGI and AOGI will assign overriding royalty interests on any leases it acquires within the Area of Mutual Interest established in Article 5.1 herein (other than leases it acquires from Tahosa et al); provided, however, that such assignments and reservations must (i) provide proportionate reduction if the concerned lease covers less than the full fee oil and gas interest or if Tahosa owns less than the full leasehold interest and (ii) the aggregate sum of overriding royalties (before proportionate reduction) assigned by Tahosa et al in a particular Current Leasehold prior to Closing or reserved by Tahosa et al or assigned to Tahosa et al by AOGI in a later assignment of Additional Leasehold shall be equal to:
5% of 8/8ths, if Existing Burdens are not more than 15%;
an amount equal to the difference between 20% and Existing Burdens, if Existing Burdens are greater than 15% but not greater 18%; and
2% of 8/8ths, if Existing Burdens are greater than 18%.
3.4	Data. AOGI agrees to provide Tahosa et al with all title, geologic, geophysical and well data acquired by AOGI within the Goliath Project in the same time frame and under the same conditions as if Tahosa et al had participated in the acquisition of said data. Notwithstanding the foregoing, AOGI shall not be obligated to provide Tahosa et al geophysical data that is governed by a license which specifically forbids the sale or dissemination of such data. Tahosa et al shall, at its sole risk, have access to the rig floor on all wells drilled in the Goliath Project.

3.5	Commitment Test Wells. AOGI must commence the drilling of two horizontal test wells no later than October 1, 2008. One of these horizontal test wells must be located in either Township 157 North, Range 96 West, or in Township 157 North, Range 97 West, and drilled to a depth sufficient to test the Middle Member of the Bakken Formation. The other horizontal test well must be located in either Township 156 North, Range 97 West, or in Township 156 North, Range 98 West, and drilled to a depth sufficient to test the Middle Member of the Bakken Formation. The spacing unit for each horizontal test well must consist of at least 50% Leasehold acreage. If, for any reason other than the occurrence of an event of force majeure under Article 9.5 herein, AOGI fails to commence drilling of both of these horizontal test wells before October 1, 2008, then AOGI shall, no later than October 15, 2008, reassign to Tahosa et al an undivided 50% of the Leasehold acquired by AOGI hereunder (excluding Leasehold that expired or terminated prior to October 15, 2008, without having been replaced by AOGI), free and clear of any liens, judgments or burdens, other than Existing Burdens and the overriding royalty interests provided for herein. Notwithstanding the foregoing, in the event AOGI elects to drop any leases by non-payment of rentals or elects not to exercise an option to extend any of the Leasehold, AOGI shall be obligated to Tahosa et al as set forth in Article 4.3. This reassignment shall be the sole consequence and the sole remedy for a failure to drill either or both of the horizontal test wells and, in particular, the required reassignment of 50% is the same consequence and remedy whether one or both of the horizontal wells are not timely commenced. AOGI will always retain an undivided 50% interest, even if it fails timely to commence both of the horizontal test wells.
Article 4.
LEASE MANAGEMENT
4.1	Rentals, Minimum Royalties and Production Accounting. Rental payments and minimum royalty payments required under the terms of any Leasehold will be paid by AOGI; provided, however, that AOGI shall have no liability or responsibility whatsoever to any other Party if AOGI inadvertently fails to timely make any option, rental, royalty or minimum royalty payment.

4.2	Lease Records. AOGI will maintain appropriate land and lease records relating to the Leaseholds.

4.3	Reassignment Obligation. If AOGI receives an assignment under this Agreement or acquires a lease subject to this Agreement and thereafter elects to surrender, let expire, abandon or release said lease, AOGI will notify the remaining Parties not less than 60 days in advance of such surrender, expiration, abandonment or release. At the request of some or all of the remaining Parties, which request must be made within 30 days of receipt of such notice, AOGI will then immediately assign those rights to the requesting Parties and, upon receipt of that assignment, the requesting Parties will pay the relinquishing Party the reasonable salvage value of any material or equipment received, less the estimated costs of reclamation and surface restoration. Any wells affected by such assignment and not taken over by some or all of the remaining Parties will be plugged and abandoned, according to state and federal regulations, at the owning Parties’ sole cost, risk and expense. In no event shall AOGI have any liability or responsibility whatsoever to any other Party if AOGI inadvertently fails to timely notify the remaining Parties in advance of a surrender, expiration, abandonment or release of a lease.

Article 5.
AREA OF MUTUAL INTEREST
5.1	AMI. The Parties agree that all lands set forth on Exhibit B constitute an Area of Mutual Interest (“AMI”) between the Parties.

5.2	After Acquired Acreage. The AMI between the Parties will continue in effect for the term of this Agreement, unless sooner terminated by the express written consent of the Parties. During the term of this Agreement, if AOGI or its Affiliate acquires any oil and gas leasehold, operating or working interest within the AMI, whether by purchase, farmin, option or otherwise, but expressly excluding any oil and gas leasehold, operating or working interest acquired by AOGI from Tahosa et al, then AOGI will, within 30 days after the acquisition, assign Tahosa et al a proportionately reduced overriding royalty interest under the acquired interest, the amount of which shall be determined in accordance with the three-tiered schedule set forth in Article 3.3, above.

In the event Tahosa et al acquires or has the opportunity to acquire any oil and gas leasehold, operating or working interest whether by purchase, farmin, option or otherwise, within the AMI, Tahosa shall, within 30 days of acquisition, offer AOGI the interest acquired at the actual out-of-pocket acquisition cost incurred by Tahosa at al and AOGI shall have 10 days in which to make an election to acquire or decline the applicable interest. In the event AOGI declines the interest, Tahosa et al shall have no further obligation to AOGI regarding said interest. On any such interest Tahosa et al shall retain a proportionately reduced overriding royalty interest under the acquired interest, the amount of which shall be determined in accordance with the three-tiered schedule set forth in Article 3.3, above.

Tahosa et al and AOGI shall independently have the right to acquire any mineral or royalty interests within the AMI without any obligation to the other Party.
Article 6.
ASSIGNMENTS AND CONSIDERATION
6.1	Assignments and Consideration. Closing shall occur on October 11, 2005. At Closing, AOGI shall remit to Tahosa et al (i) cash consideration equal to the number of net acres of leasehold assigned multiplied by $120.00 and (ii) 675,000 shares of AOGI stock. Notwithstanding the foregoing, in the event the number of net acres of Leasehold assigned exceeds 24,750 net acres the consideration for all of the excess Leasehold shall be equal to the consideration actually paid for the Leasehold by Tahosa et al plus actual acquisition costs (i.e. broker costs, title costs, recording fees, etc.). In the event the number of net acres of leasehold assigned is less than 24,750 net acres, the stock consideration provided for herein shall be reduced proportionately, although no fractional shares shall ever be delivered.

Tahosa et al shall assign to AOGI all of Tahosa et al’s right, title and interest (but not its overriding royalty interest) in the Current Leasehold, subject to the overriding royalty interests described in Article 3.3 and the 25% leasehold interest (being the same 25% leasehold interest as is excluded in the definition of Current Leasehold, rather than an additional 25% interest) previously conveyed to Evertson. All assignments from Tahosa et al to AOGI shall be on a form of assignment acceptable to all Parties. Once the assignments have been fully executed by the Parties, AOGI shall be responsible for submitting the assignments to the proper agency for approval or to the proper county for recording.

The AOGI stock provided for hereunder shall be registered pursuant to the Registration Statement on Form S-3 filed by AOGI with the Securities and Exchange Commission on June 9, 2005. AOGI agrees that, commencing upon the closing of the transactions contemplated by this agreement, it will apply for listing approval from the American Stock Exchange of the aforementioned stock. Tahosa et al agree not to sell more than 25,000 shares of AOGI stock in any given trading day without the express written permission of AOGI.

6.2	Qualifications. Each Party represents that: (i) it is a citizen of the United States, an association of such citizens or a corporation organized under the laws of the United States or a State thereof; (ii) it will not acquire any oil and gas interests from and after the date of this Agreement, including any interest to be acquired under this Agreement, that would cause representations and warranties as set forth in this paragraph to be false if made at the time of such acquisition.

6.3	Post-Closing Title Examination. Tahosa et al will not warrant title to the Current Leasehold in the assignments that are delivered at closing.

Tahosa et al does, however, hereby promise, jointly and severally, to repurchase from time to time any Current Leasehold that suffered from a Material Title Defect at the Effective Date, if AOGI notifies Tahosa et al in writing of such Material Title Defect prior to April 1, 2007. Tahosa et al may, of course, cure the Material Title Defect at its own expense, but if it chooses not to cure the Material Title Defect or if the Material Title Defect is not cured within 60 days after the AOGI notice, then (unless AOGI chooses in writing to waive such Material Title Defect), Tahosa et al must repurchase the defective Current Leasehold for the following cash purchase price: until the net acres of Current Leasehold acquired by AOGI pursuant to this Agreement fall below 24,750 net acres, the purchase price shall be equal to the consideration actually paid for the leasehold by Tahosa et al plus actual acquisition costs (i.e. broker costs, title costs, recording fees, etc.) and, after the net acres of Current Leasehold acquired by AOGI pursuant to this Agreement fall below 24,750 net acres, the purchase price shall be equal to $290 per net acre.

Article 7.
NOTICES
7.1	Notice. All notices required between the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, must be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, addressed to such Parties at the addresses listed above. Notice given under any provision hereof will be deemed delivered only when received by the Party to whom such notice is directed and the time for such Party to deliver any notice in response thereto will run from the date the originating notice is received. “Receipt” for purposes of this Agreement with respect to written notice delivered hereunder by mail or courier is the earlier of actual delivery of the notice to the address of the Party to be notified or six days (excluding Saturdays, Sundays or national holidays) after deposit of such notice by the notifying Party, postage prepaid and properly addressed, into the United States mail or courier service, as the case may be. “Receipt” for purposes of this Agreement with respect to written notice delivered by telecopy, facsimile or telex machine is the earlier of actual receipt or four hours after transmission by the notifying Party to the telex, telecopy or facsimile number of the Party to be notified. Each Party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other Parties.
Article 8.
TERMINATION
8.1	Termination. This Agreement will terminate upon the first to occur of the following:
8.1.a. October 1, 2010.

8.1.b. the unanimous written agreement of all Parties to this Agreement.
Article 9.
MISCELLANEOUS
9.1	Amendments. This Agreement may be amended only by written instrument executed by all Parties.

9.2	Overriding Royalty Interests. The overriding royalty interests provided for herein shall be treated as a lease burden existing on the Effective Date not as a subsequently created interest. Said overriding royalties shall not merge with any working interest assigned or retained herein. The overriding royalties provided for hereunder shall apply to any extension or renewal of the Leasehold, insofar as such extension and renewal leases include lands covered by the Leasehold. For the purposes of this provision a renewal of an oil and gas lease is the taking by any Party of any oil and/or gas lease taken within one year of the expiration, termination, or release of the preceding lease and a top lease. In the event of federal or state oil and gas leases a renewal of a federal or state oil and gas lease is the taking by any Party of any oil and gas lease offered at the next federal or state lease sale at which all or a part of the acreage covered by the preceding federal or state lease subject to this Agreement is offered for lease, as long as any party hereto has made a request to the BLM or State, within six months from the expiration or termination of the preceding federal or state lease, to post such acreage for lease. The overriding royalties assigned hereunder shall apply to any extension or renewal of the Leasehold and such assignments of overriding royalties on renewals and extensions are to be provided in recordable form to each Party entitled thereto within 30 days of the acquiring party’s acquisition of the lease(s).

9.3	Applicable Law. This Agreement shall be interpreted under the laws of the State of Colorado. With respect to any claims asserted or court proceedings initiated relating in whole or in part to this Agreement, the Parties consent to venue and jurisdiction in the Colorado District Court for the City and County of Denver (Second Judicial District) and in the Federal District Court for the District of Colorado.

9.4	Counterpart. This Agreement may be executed in counterpart and will be binding upon the Parties and their heirs, successors, assigns, and legal representatives.

9.5	Force Majeure. If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that Party shall give to all other Parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the time allowed for performing such obligations shall be enlarged by a period of time equal to the period of the force majeure. The term “force majeure,” as here employed, means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of Nature, explosion, governmental action, governmental delay, litigation, restraint, injunction, unavailability of equipment, drilling permits, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

The affected Party must use reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure must be remedied with reasonable dispatch does not require the settlement of litigation or the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties are handled will be entirely within the discretion of the Party concerned.

9.6	United States Funds. All accounts under this Agreement and all payments due hereunder must be settled and made in United States dollars. All dollar amounts stated herein are stated in United States dollars.

9.7	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties to it and their respective legal representatives, successors, and assigns. No assignment by a Party shall in any way diminish or otherwise adversely affect the rights, interest, or obligations of any other Party. If any Party to this Agreement assigns or conveys all, or a portion of its interest in this Agreement, said assignment or conveyance shall be specifically made subject to all of the terms and provisions of this Agreement. The Party assigning or conveying an interest shall notify all other Parties in writing of the conveyance and provide all other Parties with appropriate documents and information concerning the successor in interest.

9.8	Event of Conflict. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Exhibits, the provisions of this Agreement shall prevail.

9.9	Announcements. AOGI and Tahosa et al shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the operations within the AMI contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither AOGI nor Tahosa et al shall issue any such press release or make any other announcement without the prior consent of the other Party.

9.10	Representations and Warranties.

9.10a. AOGI Representation – AOGI represents, warrants, and agrees to and with the other Parties hereto that AOGI has all requisite power and authority to enter into and to perform its obligations under this Agreement.

9.10b Tahosa et al Representation – Tahosa et al represents, warrants, and agrees to and with AOGI that each of the companies comprising Tahosa et al has all requisite power and authority to enter into and to perform its obligations under this Agreement.

9.11	Arbitration. In the event of any dispute between the Parties which arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association in effect at the time such arbitration is initiated. A list of arbitrators shall be presented to the Claimant and Respondent from which one will be chosen using the applicable rules. The hearing shall be conducted in the City of Denver, Colorado, unless all Parties consent to a different location. The decision of the arbitrator shall be final and binding upon all Parties.

The prevailing party shall be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney’s fees, and similar costs related to collecting an arbitrator’s award, will be added to, and become a part of, the amount due under the award. Any questions involving contract interpretation shall use the laws of Colorado. An arbitrator’s decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

IN WITNESS WHEREOF, this Agreement is executed the date of acknowledgement for each of the Parties, effective as of the Effective Date.

TAHOSA HOLDINGS, LLC		EVERTSON ENERGY PARTNERS, LLC

By:	/s/ Paul Urban	By:	/s/ Bruce Evertson

	Paul Urban, Member		Bruce Evertson, Manager

MELANGE INTERNATIONAL, LLC		ROSE EXPLORATION, INC.

By:	/s/ Gary C. Stewart	By:	/s/ Robert Coskey

	Gary C. Stewart, Manager		Robert Coskey, President

EMPIRE OIL COMPANY		AMERICAN OIL AND GAS, INC.

By:	/s/ William LaCrosse	By:	/s/ Patrick D. O’Brien

	William LaCrosse, President		Patrick D. O’Brien, CEO